Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Exhibit 99.(d)(1)(D)(iii)

January 1, 2014

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated January 1, 2014, we have agreed to waive a portion of the investment management fee payable to us under the Investment Management Agreement dated May 7, 2013 between Directed Services LLC and Investors Trust, as amended (the “Agreement”), with respect to ING BlackRock Inflation Protected Bond Portfolio (the “Portfolio”), a series of ING Investors Trust, in the amount of 0.04% per annum.  By this letter, we agree to waive that fee for the period from January 1, 2014 through May 1, 2015.

Directed Services LLC acknowledges that any fees waived during the term of this letter shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of ING Investors Trust.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By:

/s/ Todd Modic

Todd Modic

Vice President

Directed Services LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolio)

By:

/s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President